 Exhibit 99.1

China Agritech, Inc. to Hold Annual Meeting on June 25, 2012

BEIJING, June 8, 2012 /PRNewswire-Asia-FirstCall/ -- China Agritech, Inc., a Delaware corporation (the “Company”), today announced that the annual meeting of stockholders of the Company will be held on Monday, June 25, 2012 in Wilmington, Delaware.

Stockholders of record as of the close of business on June 8, 2012 (U.S. Eastern Daylight Time) are entitled to receive notice of, and to vote at, the annual meeting and any adjournment or postponement of that meeting. The annual meeting will be held at 10:00 A.M, U.S. Eastern Daylight Time, at the DoubleTree Hotel, 700 N. King Street, Wilmington, Delaware, United States. Proof of share ownership is required for admittance to the annual meeting.

The date of the annual meeting was set following an order issued by the Delaware Court of Chancery requiring the Company to hold its annual meeting on June 25, 2012. In litigation before the Delaware Court of Chancery, Glickenhaus & Co. asked the court to order the Company to hold its annual meeting promptly.

The annual meeting will proceed using the special quorum rule set forth in Section 211 of the Delaware General Corporation Law. That rule provides that when the Court of Chancery orders an annual meeting of stockholders pursuant to Section 211, the shares of stock represented at such a meeting, either in person or by proxy, and entitled to vote thereat constitutes a quorum for the purpose of the meeting, notwithstanding any provision of the certificate of incorporation or bylaws to the contrary. This requirement differs from the quorum requirement set forth in the Company’s bylaws, which would otherwise require a majority of the shares of stock of the Company to be represented at a meeting to constitute a quorum.

No business will be conducted at the annual meeting other than (a) the election of directors and (b) such other business as may properly be presented at the annual meeting or any adjournment thereof. In accordance with the Company’s bylaws, any stockholder proposal or nomination for the Board of Directors to be considered at the annual meeting must be delivered to or mailed and received at the principal executive offices of the Company by the close of business on June 23, 2012 (U.S. Eastern Daylight Time).

The Board of Directors has determined to set the number of directors at three as of the annual meeting. The following nominees will stand for election to the Company’s Board of Directors at the annual meeting, each of whom is a current director of the Company: Mr. Yu Chang, Ms. Xiao Rong Teng and Prof. Lun Zhang Dai.

The Company has not filed its annual reports on Form 10-K for the fiscal years ended December 31, 2010 and 2011 because of a delay in the audit of the Company’s financial statements for such fiscal years. The Company therefore does not intend to distribute a proxy statement or an information statement in connection with the annual meeting to be held on June 25, 2012.

About China Agritech, Inc.

China Agritech, Inc. is engaged in the development, manufacture and distribution of liquid and granular organic compound fertilizers and related products in China. The Company has developed proprietary formulas that provide a continuous supply of high-quality agricultural products while maintaining soil fertility. The Company sells its products to farmers located in 28 provinces of China. For more information about the company, please visit http://www.chinaagritechinc.com.

SOURCE China Agritech, Inc.

Eddie Fan, +86-10-5962-1228, eddiefan@chinaagritech.com